Exhibit 99.1

Hercules Capital’s Highly Asset Sensitive Debt Investment Portfolio to Generate Additional $0.03 of Net Investment Income Earnings Annually(1) from the Recent Increase in the Federal Reserve Benchmark Interest Rate

•	92.8% of Hercules’ existing Debt Investment Portfolio is priced at floating interest rates, as of March 31, 2017

•	100.0% of the Company’s outstanding debt liability obligations are fixed rate, as of March 31, 2016

•	The Prime Rate is expected to increase from 4.00% to 4.25%

•	A 25 basis point increase in the Prime Rate is anticipated to generate approximately $2.4 million, or $0.03 per share of additional Net Investment Income or “NII” (1)

PALO ALTO, Calif., June 15, 2017 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty finance company to innovative, venture growth, pre-IPO and M&A stage companies backed by leading venture capital firms, today announced the estimated accretive impact to its debt investment portfolio attributed to the Federal Reserve—Federal Open Market Committee’s (“FOMC”) increase in the federal funds rate by 25 basis points, or 0.25%.

Hercules anticipates a 25 basis point increase in the Prime Rate will contribute approximately $2.4 million, or $0.03 per share, of NII per annum, based on the basic weighted share outstanding as of March 31, 2017. As of March 31, 2017, 92.8% of Hercules’ debt investment portfolio of $1.4 billion, at cost, was primarily priced at PRIME or LIBOR-based floating interest rates, while 100.0% of the Company’s outstanding debt obligations have a fixed rate of interest, well positioning Hercules for additional future rate increases. Given the expected increase to the Prime Rate will be taking effect in mid-June 2017, the anticipated increase is not expected to have any material impact to our NII in Q2 2017. The expected benefit from the June 2017 rate increase is expected to materialize during the remainder of our 2017 operating period.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of March 31, 2017, the following table illustrates the approximate annualized increase in components of net income resulting from hypothetical base rate changes in interest rates, such as prime rate, assuming no changes in the Company’s investments and borrowings.

(in thousands)	Interest	Interest	Net	EPS(1)
Basis Point Change	Income	Expense	Income
25	$2,436	$1	$2,435	$0.03
50	$5,229	$—	$5,229	$0.06
75	$8,252	$1	$8,251	$0.10
100	$11,275	$2	$11,273	$0.14
200	$24,214	$3	$24,211	$0.30
300	$37,597	$5	$37,592	$0.46

(1)	EPS calculated on basic weighted shares outstanding of 81,420. Estimates are subject to change due to impact from active participation in the Company’s equity ATM program.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $6.7 billion to over 375 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one outstanding bond issuances of 6.25% Unsecured Notes due July 2024 (NYSE: HTGX)

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

(650) 433-5578 HT-HN

mhara@htgc.com